Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 25, 2004 with respect to the balance sheets of Avgold Limited as at April 30, 2004, June 30, 2003 and June 30, 2002 and the related income statements, cash flow statements and statements of changes in shareholders’ equity for the ten-month period ended April 30, 2004 and each of the years in the two-year period ended June 30, 2003, incorporated herein by reference from Harmony Gold Mining Company Limited’s annual report on Form 20-F/A filed October 25, 2004, and to the reference to our firm under the heading “Experts” in this Amendment No. 1 to the Form F-4 Registration Statement. Our report dated October 25, 2004 refers to the Company’s adoption of AC 133: Financial instruments: recognition and measurement, from July 1, 2002.

/s/ KPMG Inc.

Johannesburg, South Africa

October 25, 2004

KPMG Inc.

Registered Accountants and Auditors

Chartered Accountants (SA)